Exhibit 99.1

Verso Paper Corp. Announces Discussions with Holders of First-Lien Notes of NewPage Corporation Regarding Potential Business Combination

MEMPHIS, Tenn.--(BUSINESS WIRE)--July 2, 2012--Verso Paper Corp. (NYSE:VRS) announced today that it has held discussions with certain holders of the 11.375% first-lien senior secured notes of NewPage Corporation in an effort to achieve a potential business combination involving Verso and NewPage as part of a consensual plan of reorganization in NewPage’s Chapter 11 bankruptcy proceedings.

The terms of Verso’s proposed transaction would provide NewPage’s first-lien noteholders with $1.425 billion of value, consisting of $1.075 billion of new Verso first-lien notes, $150 million of Verso common stock, and $200 million of cash. In addition, the proposed transaction would include a 100% recovery in cash to repay NewPage’s debtor-in-possession financing, a 100% recovery in cash for the allowed priority and administrative claims in the bankruptcy proceedings, a to-be-determined amount of Verso common stock for the holders of NewPage’s second-lien notes, and a to-be-determined recovery for NewPage’s unsecured creditors. To facilitate the transaction, a $200 million cash equity investment in Verso was contemplated. The proposed transaction would be subject to customary conditions, including the satisfactory completion of due diligence and the completion of antitrust review.

Verso believes that a combination with NewPage would create a stronger business in the global coated and supercalendered paper industry because of the material cost savings that would be achieved. Verso also believes that a combination with NewPage would provide a compelling option for a restructuring in that it would afford NewPage’s first-lien noteholders a very attractive recovery, while at the same time treating fairly the other NewPage constituencies, including its employees, other creditor classes, and customers. Despite these advantages, Verso has been disappointed with the lack of progress in advancing its discussions with the first-lien noteholders. Verso continues to believe that its proposed transaction is the most sensible.

The terms of Verso’s proposal to NewPage’s first-lien noteholders regarding the proposed transaction are included in the June 18, 2012 discussion materials attached as an exhibit to the current report on Form 8-K that Verso is filing with the Securities and Exchange Commission. Verso provided advance notice to NewPage of its presentation to the first-lien noteholders and delivered its presentation to the first-lien noteholders for discussion purposes only. Verso also is including a withdrawn May 30, 2012 term sheet previously presented to the first-lien noteholders as an exhibit to the current report on Form 8-K. This May 30 term sheet was superseded in its entirety by the term sheet included in the June 18, 2012 presentation, which was revised to reflect NewPage’s updated earnings and cash balance. This press release is not a solicitation to any party to accept or support any Chapter 11 plan of reorganization.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso's paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company's website at www.versopaper.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend" and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management's current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com